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                                  EXHIBIT 99(a)

                            OXFORD HEALTH PLANS, INC.
                             800 Connecticut Avenue
                                Norwalk, CT 06854
                                  203-854-1442

FOR IMMEDIATE RELEASE

CONTACT:

Nicole Reilly
phone:  (212) 885-0353
pager:  (888) 889-9629

                OXFORD HEALTH PLANS FORMS NEW EXECUTIVE COMMITTEE

NORWALK, CONNECTICUT, JANUARY 8, 1998 -- Oxford Health Plans, Inc. (NASDAQ:
OXHP) announced today the formation of an executive committee, consisting of two outside directors and Chairman of the Board Stephen F. Wiggins, to strengthen and enhance the company's ability to manage its growth.

The committee's first order of business will be to supervise the external search for a new chief executive officer, as well as a new chief financial officer. William Sullivan will remain president and chief executive officer of the company until the CEO search is completed and is expected to remain in a senior management capacity with the company after a new CEO is appointed. The company also announced that Albert A. Koch, chief operating officer of Jay Alix & Associates, will serve as interim chief financial officer.

Fred F. Nazem, managing general partner of Nazem and Company and a member of the board of directors since 1989, will chair the new committee. He is joined by Mr. Wiggins and James B. Adamson, Chairman, chief executive officer and president of Advantica Restaurants Group, formerly Flagstar Companies Inc.

In addition to the executive searches, the charter of the committee includes supervision of regulatory matters, board practices and corporate governance issues.

"I believe that our shareholders will benefit from the formation of this executive committee and the expertise of Fred and Jim," said Mr. Wiggins. "They have a tremendous breadth of executive and financial experience, particularly in turnaround situations, and can provide us with the additional independent perspective, financial acumen and business insight we need to effectively oversee Oxford's future operations."

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"Steve founded and built one of the fastest growing and successful companies in the nation with a consumer-friendly vision based on quality and choice," said Mr. Nazem, "We're looking to add a seasoned executive who can build on Steve's vision while focusing on financial and operational issues, allowing us to meet the demand for Oxford's products."

Oxford's product lines include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut, Florida, Illinois and New Hampshire through its direct sales force and through independent insurance agents and brokers.

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                             JAMES B. "JIM" ADAMSON

James B. Adamson, 49, is chairman, chief executive officer and president of Advantica Restaurant Group, Inc., one of the nation's largest restaurant companies with annualized revenue of approximately $2.7 billion. He has overall responsibility for Advantica and its six restaurant chains - Coco's, Carrows, Denny's, Quincy's Family Steakhouse, El Pollo Loco and the largest franchise of Hardee's, Advantica operates approximately 3,200 company and franchise restaurants in the United States, four foreign countries and two U.S. territories.

Adamson came to Advantica in February 1995 as president and chief executive officer from Burger King Corporation. In May 1995, he assumed the additional role of chairman for Advantica. While at Burger King, his leadership in simplifying the fast-food chain's menu and refocusing the business on burgers resulted in increased sales and profits. As restaurant financial analyst Mike Mueller noted, "Basically, he turned around Burger King in a remarkably short time and did it with a single-minded focus on why it is that people go there."

Adamson joined Miami-based Burger King in 1991 as president of the U.S.A. Retail Division with responsibility for all Burger King company-owned restaurants. Prior to his promotion to chief executive officer in July 1993, Adamson was chief operating officer for Burger King's three worldwide operating business units in Europe/Middle East/Africa, Asia/Pacific and the Americas.

His restaurant and retail experience spans more than 22 years and includes leadership positions at The Gap from 1975 to 1984, B. Dalton Bookseller from 1984 to 1986, and Target Stores from 1986 to 1988. Adamson is credited with helping turn around the bankrupt retail drug store chain Revco, Inc., where he was executive vice president of marketing from 1988 to 1991.

Adamson received the American Jewish Committee's 1997 National Human Relations Award from creating a corporate model for sensitivity and diversity that is "widely regarded as an example for others to follow." In 1996, he was awarded the Corporate CEO Achievement Award by the National Association for the Advancement of Colored People (NAACP) for his commitment to diversity.

Adamson serves as a member of the South Carolina Commission on Racial Relations, appointed by South Carolina Governor David Beasley. He also serves on the board of directors of Kmart Corporation and Oxford Health.

The son of a retired U.S. Army General, Adamson was born in Japan. He spent his early years in Europe and graduated from high school in Hawaii. He earned a bachelor's degree in business from Gonzaga University in Spokane, Wash. Adamson is married and has two children.

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                                 ALBERT A. KOCH

Al Koch specializes in financial consulting and restructuring services. In addition to his responsibility as the Chief Operating Officer of Jay Alix & Associates, he regularly works with management to provide value-added services that enhance operations in such areas as product pricing, product line management, financial and strategic planning, management information systems and personnel decisions. Additionally, he assists in valuation of businesses, negotiation of transaction values, transaction structuring, and restructuring and financing of acquisition candidates. His industry experience includes healthcare, insurance, manufacturing, construction, mining, financial services and education. He periodically provides litigation consulting services to attorneys and has provided expert testimony in both Federal and State Courts.

Earlier this year he led the restructuring of Ryder System, Inc. in that Company's bold move to dramatically improve its shareholder value; the result of that restructuring effort is a 40% ($2 billion) increase in Ryder's market capitalization. Additionally, he led the $150 million leveraged recapitalization of a successful MBO to redeem the non-management equity owners. His restructuring experience also includes directing the steel reorganization service to LTV Steel Company, Inc., one of the nation's largest steel companies. Additionally, he assisted the Detroit Medical Center in its major cost reduction initiative and also successfully completed a debt restructuring for unreimbursed special education services in Michigan's largest county.

Al was formerly a partner with Ernst & Young where he was partner for 14 years including 7 years as Managing Partner of the firm's Detroit office. He also served in the firm's national office for 8 years where he directed the firm's marketing and communications activities and also was in charge of computer auditing.

He has been a CPA since 1966 and won the prestigious Sells Gold Medal for attaining the highest grades in the U.S. when taking the CPA exam. He is licensed as a CPA in Michigan, Ohio and the District of Columbia. He earned a B.S. in Accounting from Elizabethtown College, Elizabethtown, PA in 1964. He is a member of the AICPA and MACPA.

Al has been a Director of Numatics, Inc. and a consultant to that Company since 1990. He has been a Trustee of the Bloomfield Hills Board of Education for five years and is serving his second term on that Board. He also has served as a Trustee and Chairman of the Finance Committee of the Detroit Medical Center and, for more than ten years, served on a variety of Board positions at Harper Hospital, Grace Hospital and Detroit Receiving Hospital; the Detroit Medical Center is a major healthcare system in Southeast Michigan with more than $1 billion in revenues, seven hospitals and an ambulatory care network.

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                                  FRED F. NAZEM

Mr. Nazem, age 57, has been a scientist, entrepreneur and venture capitalist for nearly three decades. He is the founder and Managing Partner of Nazem and Company, a New York City-based venture capital firm formed in the early 1970's. Over the past 20 years, Nazem and Co. has founded and financed numerous high growth companies in the electronics and healthcare industries. Mr. Nazem and his partners have been extensively involved in working with management of the firm's portfolio companies providing strategic, operational and financial guidance, and directing re-structuring and "work-out" efforts when necessary.

Mr. Nazem is recognized as a pioneer in the field of health care, having started or financed bellwether companies that have defined new industry categories. His early investments include those in the for-profit hospital management industry in companies such as Universal Health Services and Republic Health (now OrNda/Tenant), as well as in the first leading surgery center, Medical Care International (now part of Columbia/HCA).

More recently, Mr. Nazem has been closely involved in guiding various companies in the managed care industry, including Oxford Health Plans, Inc., Genesis Health Ventures Inc., and several physician management and healthcare information system companies.

Prior to founding Nazem and Company, Mr. Nazem served in a variety of investment management capacities at the Irving Trust Company, including Vice President in charge of venture capital. He came to Wall Street from the chemical and pharmaceutical industries where he held key scientific and operating positions.

Mr. Nazem holds several degrees including a B.S. degree in biochemistry from Ohio State University, an M.S. degree in physical chemistry from the University of Cincinnati and a MBA in finance from Columbia University, and has completed research towards a doctorate degree in nuclear physics.

Mr. Nazem resides with his wife and two children in New York City and Bridgewater, Connecticut.

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